UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 14, 2005

Jones Soda Co.
__________________________________________
(Exact name of registrant as specified in its charter)

Washington	000-28820	91-1696175
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

234 Ninth Avenue North, Seattle, Washington		98109
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	206-624-3357

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On February 14, 2005, the Company entered into a new employment agreement with Peter van Stolk, its Chief Executive Officer. The new employment agreement is effective for a term of three years, beginning from December 1, 2004 and expiring on November 30, 2007, and month to month thereafter. The following is a summary of the material terms of the employment agreement, and is qualified in its entirety to the employment agreement, a copy of which is included as Exhibit 10.1 to this Report on Form 8-K.

Pursuant to the employment agreement, Mr. van Stolk receives an annual base salary of $125,000. The base salary may be increased, as necessary, so that during the first year of the agreement his salary is at least 65% of the highest annual salary paid to any other employee, and is at least 75% thereafter. Mr. van Stolk is eligible to receive (a) an annual performance bonus in an amount to be determined and agreed upon by the Company and Mr. van Stolk, to be based on objective performance criteria, and (b) annual stock options equal to a minimum of four times the total number of options granted to the Company’s outside directors. If the Company has not determined the annual bonus by the end of the fiscal year (or submitted to a neutral arbitrator) and if the Company has positive retained earnings as of the last day of the fiscal year, then the amount of the bonus will be equal to 50% of Mr. van Stolk’s base salary for that year. Unless otherwise agreed, any bonus payments will be 50% in cash and 50% in Company common stock. The employment agreement also provides for a $600/month car allowance, four weeks’ annual vacation, term life insurance in the amount of $1.5 million payable to Mr. van Stolk’s designated beneficiary and disability insurance. During the term of the employment agreement, the Company’s Board of Directors will nominate Mr. van Stolk for re-election to the Board.

The employment agreement may be terminated by Mr. van Stolk, as follows: (a) upon 30 days’ notice of voluntary resignation; (b) upon 14 days’ notice if the Company is in breach of the agreement and the breach has not been cured; or (c) at any time after the expiration of 30 days from the date of a "change of control" or a change in the Company's management or reporting structure. The Company may terminate the employment agreement (i) at any time, for termination for "cause" (as defined in the employment agreement) or (ii) upon 30 days’ notice, for termination without cause. In addition, the agreement will automatically terminate upon Mr. van Stolk’s death or disability. A "change of control" includes (X) any person acquiring beneficial ownership of 15% or more of the Company’s outstanding common stock, (Y) any liquidation, sale or disposition of all or substantially all the Company’s assets, or (Z) the election of a majority of the directors at a shareholders’ meeting who are not persons nominated by the then-incumbent board of directors.

Mr. van Stolk will be entitled to receive $200,000 severance, plus any stock options he would be entitled to receive for the year of termination, in the event the agreement is terminated due to a breach by the Company, a "change of control" or change in management or reporting structure, or by the Company without cause. If Mr. van Stolk voluntarily resigns, he will be entitled to his base salary through the termination date, plus any stock options he would be entitled to receive for the year of termination. In the event of termination due to his death or disability, Mr. van Stolk’s estate or legal representative will be entitled to receive an amount equal to one year’s base salary.

The employment agreement also contains certain restrictive covenants, including confidentiality provisions and provisions precluding Mr. van Stolk from competing with the Company for up to 12 months following the term of the agreement.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

Exhibit No. 10.1

Employment Agreement, dated as of December 1, 2004, between Peter van Stolk and Jones Soda Co.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Jones Soda Co.

February 16, 2005	By:	/s/ Mick Fleming

Name: Mick Fleming
Title: Chairman of the Compensation Committee

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Exhibit Index

Exhibit No.	Description

10..1	Employment Agreement, dated as of December 1, 2004, between Peter van Stolk and Jones Soda Co.